ADVISORY RELEASE

FOR MORE INFORMATION CONTACT: Hal Brown Michael A. Reynolds
President/CEO EVP/CFO
541 686-8685 541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com
FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL PROMOTES PATRICIA HAXBY TO EXECUTIVE VICE PRESIDENT
CIO’s Contributions to Seamless Merger Integration Adds to Career Achievements

EUGENE, OR, March 23, 2006 ---Pacific Continental Corporation (Nasdaq: PCBK), the bank holding company for Pacific Continental Bank, today announced that Patricia Haxby is promoted to Executive Vice President of Pacific Continental Bank, effective immediately. Ms. Haxby has most recently served as Senior Vice President and Chief Information Officer (CIO); she will continue as the bank’s CIO. Haxby, who joined the bank during 1977 as an Assistant Operations Officer, has progressed through various positions during her long tenure with the bank. As the company’s CIO, she has overall responsibility for the bank’s IT infrastructure and back office systems. She will continue to report to Mick Reynolds, the bank’s executive vice president and chief financial officer.

“Throughout her long and successful tenure at Pacific Continental Bank, Pat Haxby has continually accepted new career challenges, “ said Hal Brown, president and CEO of Pacific Continental. “As the bank has grown and become more complex, Pat has continually expanded her knowledge, capabilities and expertise. As her responsibilities increased she continued to meet and exceed the requirements of a CIO to become one of the most respected executives in the Pacific Northwest.

Haxby’s most recent achievements came during the integration of Northwest Business Bank, which the bank acquired on November 30, 2005. Her responsibilities included the integration of the entire back office systems including directing the map-over of the bank’s financial and customer systems, imaging capabilities, utilities and other technology related systems.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through thirteen banking offices in western Oregon and Washington State. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information on Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward- looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary , particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. In regards to the acquisition of Northwest Business Bank completed on November 30, 2005, it may be more difficult, costly and/or time-consuming to combine the two companies than the parties anticipate, thereby creating disruption and difficulties during the integration process. In addition, the combined company may fail to realize projected cost savings and revenue enhancement and the accretive effect of the acquisition on Pacific Continental's earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

###